EXHIBIT 10.11

PO Box 7850, MS 2550
Mountain View, CA 94039-7850

January 7, 2004
[Revised January 22, 2004]

Tom Allanson

Re: Separation Terms and Release Agreement

Dear Tom:

     This letter confirms the terms of your separation from the employment of Intuit Inc. and offers you a transition package in exchange for your waiver and release of claims in favor of Intuit Inc. and its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, “The Company”).

1.	Termination Date. Your employment with the Company will end effective February 2, 2004 (the “Termination Date”).

2.	Acknowledgment of Payment of Wages. On the Termination Date, we will deliver to you a final paycheck that includes payment for all accrued wages, salary, accrued and unused vacation time, reimbursable expenses, and any similar payments due and owing to you from the Company as of the Termination Date (“collectively referred to as “Wages”). By accepting these final payments, you will acknowledge and agree that the Company does not owe you any other Wages.

3.	Consideration For Release. In consideration of the waiver and release of claims set forth in Paragraphs 8 and 9 below, and by your signing this Release Agreement (“the Agreement”), the Company agrees to provide you with the payments and benefits listed below. These payments and benefits are in addition to any amounts owed you by the Company. You understand that if you do not sign the Agreement or if you revoke the signed Agreement as described in Paragraph 16 below, the Company has no obligation to provide you with any of the following:

a.	Severance Package. The Company will provide you with a lump sum payment equal to $334,595.50 which is eleven (11) months’ of your current $365,000.00 annual salary, less any amounts that you owe to the Company as of the Termination Date. The severance will be paid at your regular base salary rate as of the date of this Agreement. The severance payment will be paid within 21 business days following your signing and return of this Agreement. All normal and appropriate withholdings and deductions will be applied before the payment is made to you.

b.	Bonus. The Company will provide you with a bonus payment in the amount of $219,000.00 which is equal to 100% of your 60% base target under Intuit’s Performance Incentive Plan (the “IPI”) for the 2004 fiscal year (August 1, 2003 through July 31, 2004). This bonus will be paid to you in August or September 2004 at the time Company employees receive their IPI payouts for the 2004 fiscal year. All normal withholdings and deductions will be applied before the bonus payment is made to you.

c.	Company Paid COBRA Continuation Coverage. Your Company provided health coverage will continue through the last day of the month in which your Termination Date occurs. If you timely elect COBRA continuation, Intuit will pay your COBRA premiums through December 31, 2004. Thereafter, you may continue health coverage pursuant to the terms and conditions of COBRA at your own expense pursuant to the terms and conditions of COBRA for the remainder of the COBRA continuation period. Our COBRA administrator will contact you shortly. All other insured benefit coverage (e.g. life insurance, disability insurance, etc.) will end on the Termination Date.

4.	Your Intuit Loan. Intuit confirms receipt of your payment for the full outstanding principal and accrued interest balance under your $1,044,000 Secured Balloon Payment Promissory Note dated as of April 18, 2002. The note has been cancelled and Intuit has authorized the escrow company to file the documents necessary to release Intuit’s security interest in your home for the Note. If you have any questions regarding the cancelled note, please contact Jeanine Corr at Intuit. Her direct dial is (650) 944-3294.

5.	Equity Compensation.

A.	Stock Options.

The Company will provide you with a Stock Closing Statement and Intuit Employee Stock Option Information Memorandum that contains important information regarding the number of shares that may be exercisable as of your Termination Date under any options you have to purchase Intuit stock, and the final date you may exercise these options. Please read these documents carefully as there are no extensions to the expiration date of the options.

B.	Matching Units.

The Company has granted you two stock bonus awards in accordance with the Executive Stock Ownership Program as matching unit awards for share purchases you made under the Company’s Employee Stock Purchase Plan (the “ESPP”). The Company awarded you a matching unit award for 207 shares for your purchase of 414 shares under the ESPP on June 13, 2003. The Company awarded you a matching unit award for 104 shares for your purchase of 208 shares under the ESPP on September 15, 2003. The Company awarded you a matching unit award for 1 share for your purchase of 3 shares under the ESPP on December 15, 2003 (collectively referred to as the “Awards”).

The matching unit awards are subject to a four-year cliff-vesting period. Provided you do not resign earlier than your Termination Date, in accordance with the Stock Bonus Agreements documenting your Awards, you will vest pro-rata in a percentage of the total number of shares subject to each of the Awards equal to your number of full months of service since the date of grant divided by forty-eight months, rounded down to the nearest whole share. You will have taxable income subject to required federal and state tax withholding as a result of the vesting and issuance of these shares. Your taxable income will be equal to the closing price of Intuit stock on the Nasdaq National Market on your Termination Date multiplied by the number of vested shares.

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The shares will be issued to you after the Company withholds sufficient shares to cover the required tax withholding.

Please contact Sharon Savatski at Intuit if you need more information on your options or your matching unit awards. Her direct dial is 650-944-6504.

6.	Return of Company Property. By signing below, you represent that you have returned all the Company property and data of any type whatsoever that was in your possession or control. Notwithstanding the foregoing you may keep the laptop computer and its associated accessories that the Company issued to you. You agree to provide the computer to the Company for a reasonable period of time in order that the Company may scrub it to remove proprietary and confidential information.

7.	Confidential Information and Non-Solicitation. You hereby acknowledge that as a result of your employment with the Company you have had access to the Company’s Confidential Information. Without limiting any Invention Assignment and Confidentiality Agreement you have previously executed, you agree you will hold all such Confidential Information in strictest confidence and that you may not make any use of such Confidential Information on behalf of any third party. You also confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Confidential Information and that you have not taken with you any such documents or data or any copies thereof. You agree that you will comply with your continual obligations pursuant to any employee invention assignment and confidentiality agreements you entered into with the Company, including without limitation your agreement not to directly or indirectly solicit away employees or consultants of the Company for your benefit or for the benefit of any other person or entity for a period of twelve months following your Termination Date. You further agree that you will comply with your continuing obligations pursuant to your Offer Letter from Intuit.

8.	Waiver of Claims. The payments and agreements set forth in this Agreement fully satisfy any and all accrued salary, vacation pay, bonus pay, profit-sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your termination of employment. You acknowledge that you have no claims and have not filed any claims against the Company based on your employment with or the separation of your employment with the Company. You hereby release and forever discharge the Company, its successors, subsidiaries and affiliates, current and former officers, agents and employees from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that you ever had, now have or may claim to have had arising out of or relating in any way to your employment or non-employment with the Company including, without limitation, claims based on any oral or written employment agreement, claims for wages, bonuses, expense reimbursement, and any claims that the terms of your employment with the Company, or the circumstances of your separation, were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise.

Such rights include, but are not limited to, your rights under the following Federal and state statutes: the Employee Retirement Income Security Act (ERISA) (Pension and employee benefits); the Federal Railroad Safety Act (45 U.S.C. Section 421 et. seq.); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Act (“WARN”) (notification requirements for employers who are curtailing or closing an operation) and Federal Common Law; tort; wrongful discharge; workers’ compensation retaliation; tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, liable, defamation, intentional or negligent infliction of

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emotional distress; claims for bonuses or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like.

You expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

9.	Waiver of Discrimination Claims. You understand that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, state and local human rights agencies and federal and state courts. You understand that if you believe your treatment by the Company was discriminatory, you have the right to consult with these agencies and to file a charge with them or file a lawsuit. You have decided voluntarily to enter into this Agreement, and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act of 1967 (age); Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Older Workers Benefit Protection Act (“OWBPA”) (age); the Vocational Rehabilitation Act of 1973 (handicap); The Americans with Disabilities Act of 1990 (Handicap); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans);and California state statutes of similar effect.

10.	Non-disparagement. You agree that you will not disparage the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company agrees that senior executives familiar with the terms of your separation will not disparage you or the services you have performed for the Company.

11.	Legal and Equitable Remedies. You agree that the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies the Company may have at law or in equity for breach of this Agreement.

12.	Arbitration of Disputes. You and the Company agree to submit to mandatory binding arbitration any claim arising out of or relating to this Agreement. By signing below, you and the Company waive any rights you and the Company have to trial by jury in regard to any such claims. You agree that the American Arbitration Association will administer any such arbitration(s) under its National Rules for the Resolution of Employment Disputes, fees to be borne by the Company, subject to the provisions of Paragraph 13 (regarding attorney’s fees). This Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought.

13.	Attorney’s Fees. If any legal action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled.

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14.	No Admission of Liability. This Agreement is not and will not be construed or contended by either party to be an admission or evidence of any wrongdoing or liability on the part of the other party, its representatives, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement will be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

15.	Review of Agreement. You may not sign this Agreement prior to your Termination Date. You may take up until your Termination Date (February 2, 2004), which provides you with at least twenty-one (21) days to consider this Agreement and release. By signing below, you affirm that you were advised to consult with an attorney before signing this Agreement and were given ample opportunity to do so. You understand that you may not sign this Agreement before the Termination Date, and that this Agreement will not become effective until you return the original properly signed Agreement to Intuit. You further understand that the amounts to be given to you, identified in Paragraph 3 above, in exchange for your agreement, will be paid within 21 business days following your return of the original properly signed Agreement.

16.	Revocation of Agreement. You acknowledge and understand that you may revoke this Agreement by sending a written notice of revocation to Sherry Whiteley any time up to seven (7) days after you sign it. After the revocation period has passed, however, you may no longer revoke your Agreement.

17.	Entire Agreement. This is the entire Agreement between you and the Company with respect to the subject matter of this letter and supersedes all prior negotiations and agreements, whether written or oral, relating to this subject matter. You acknowledge that neither the Company nor its agents or attorneys, made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement. You acknowledge that you have signed this Agreement voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document and understand that you do not waive any right or claim that may arise after the date this Agreement becomes effective.

18.	Modification. By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by your and the Company’s authorized representatives.

19.	Governing Law. This Agreement is governed by, and is to be interpreted according to, the laws of the State of California. If any term of this Agreement is deemed invalid or unenforceable, the remainder of the Agreement will remain in full force and effect.

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If this Agreement accurately sets forth the terms of your separation from the Company and if you voluntarily agree to accept the terms of the severance package offered please sign below on your Termination Date and return it to Human Resources.

PLEASE REVIEW CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Sincerely,

/s/ STEPHEN M. BENNETT

Stephen M. Bennett
President and Chief Executive Office
Intuit Inc.

REVIEWED, UNDERSTOOD AND AGREED:

/s/ TOM ALLANSON	Date: 2/17/04

Tom Allanson

DO NOT SIGN PRIOR TO YOUR TERMINATION DATE

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